Contacts:
Manfred Mueller SCM Microsystems +49 89 95 95 5140 mmueller@scmmicro.de	Darby Dye SCM Microsystems 510-360-2302 ddye@scmmicro.com

SCM Microsystems Names Ingo Zankel as COO

FREMONT, CA, December 7, 2004 – SCM Microsystems, Inc. (NASDAQ: SCMM, Prime Standard: SMY), a leading provider of solutions that open the Digital World, today announced that it has entered into an agreement with Ingo Zankel to fill the the newly created position of chief operating officer, effective January 1, 2005.

Zankel, 42, will be responsible for product industrialization, engineering and supply chain management (purchasing, production and logisitics). He will play a key role in managing and coordinating SCM’s development efforts and manufacturing operations with the aim of optimizing efficiency, quality, time to market and cost-competitiveness.

“We are very pleased to have Ingo Zankel join the SCM team,” commented Robert Schneider, chief executive officer of SCM Microsystems. “Zankel’s deep industry knowledge and background, as well as his international experience in our industry were key to his selection.”

“I am excited to be joining SCM Microsystems, which has a well deserved reputation as a leader in secure access technology and is providing innovative and robust reader devices for PC and digital TV security,” said Ingo Zankel. “The company’s requirements seemed a natural fit with my professional skills. I look forward to taking up my role at the start of the new year.”

Zankel has worked for more than ten years in senior management positions in the smart card industry. For eight years, he worked for smart cards and systems solutions leader Giesecke & Devrient, where he held a variety of management positions in controls and efficiency areas, most recently as COO Cards & Solutions business unit and senior vice president for the Banking, Industry/Government segment. While at Giesecke & Devrient, Zankel was responsible for the development, implementation and improvement of business processes and systems across the organization, including the areas of logistics and production, research and development, sales and marketing, and IT. His greatest achievements at Giesecke & Devrient included significant improvements in operational metrics such as on-time delivery, inventory management and quality control, and in product development processes including project-to-plan performance.

Prior to Giesecke & Devrient, Zankel spent six years at Siemens Nixdorf Informationsystems in Germany and Singapore, where he was responsible for control and cost reduction activities as well as purchasing, materials management and IT. Most recently, he has served as an industry consultant and as COO and managing director of ORGA Kartensysteme, a provider of smart card-based products and services.

Zankel holds a degree in operations management from the Nuremberg Professional School in Nuremberg, Germany.

About SCM Microsystems
SCM Microsystems is a leading supplier of solutions that open the Digital World by enabling people to securely access digital content and services. The company develops, markets and sells its smart card reader technology for network and physical access and conditional access modules for secure digital TV decryption to OEM customers in the government, financial, enterprise and broadcasting markets worldwide. Global headquarters are in Fremont, California, with European headquarters in Ismaning, Germany. For additional information, visit the SCM Microsystems web site at www.scmmicro.com.

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